UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2013

SKECHERS U.S.A., INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14429	95-4376145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

228 Manhattan Beach Boulevard, Manhattan Beach, California		90266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 318-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Skechers U.S.A., Inc. (the "Company") commenced the Skechers U.S.A., Inc. Deferred Compensation Plan (the "Plan"), effective as of May 1, 2013. The Plan is being maintained by the Company primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of the Company’s named executive officers, who are limited in their participation under the Company’s 401(k) plan.

Pursuant to the Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Plan. The Plan will not be funded by the Company, and payments under the Plan will be made by the Company to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Plan also provides for discretionary contributions that may be made by the Company to the participants. The amounts, timing and vesting of these discretionary contributions will be determined in the sole discretion of the administrator of the Plan, which is the Compensation Committee of the Company. The Plan is being implemented, administered and interpreted consistent with Section 409A of the Internal Revenue Code of 1986, as amended.

Item 9.01 Financial Statements and Exhibits.

10.1 Skechers U.S.A., Inc. Deferred Compensation Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKECHERS U.S.A., INC.

May 3, 2013	By:	David Weinberg

Name: David Weinberg
Title: Chief Operating Officer and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Skechers U.S.A., Inc. Deferred Compensation Plan